Exhibit 5.2

545 Washington Boulevard

Jersey City, NJ 07310-1686

www.verisk.com

Kenneth E. Thompson

Executive Vice President, General Counsel,

and Corporate Secretary

t 201.469.2975

f 201.748.1429

kenneth.thompson@verisk.com

September 12, 2012

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, NJ 07310-1686

Ladies and Gentlemen:

I have acted as counsel for Verisk Analytics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173135) (the “Registration Statement”) filed by the Company and the subsidiary guarantors named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $350,000,000 aggregate principal amount of its 4.125% Senior Notes due 2022 (the “Notes”) and by the subsidiary guarantors (the “Guarantors”) of full and unconditional guarantees of the Notes (the “Guarantees” and together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of April 6, 2011 (the “Base Indenture”) among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of September 12, 2012 among the Company, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”), and to be sold pursuant to an Underwriting Agreement dated as of September 5, 2012 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named in Schedule A thereto.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

I have assumed the conformity of the documents filed with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) to physical copies of the documents submitted for my examination.

Capitalized terms used but not otherwise defined herein are used as defined in the Underwriting Agreement.

Verisk Analytics, Inc.	September 12, 2012

Based upon the foregoing, I am of the opinion that:

1.	Each Guarantor organized under the laws of California and Massachusetts has been duly incorporated and is validly existing as a corporation in good standing under the laws of their respective states of incorporation with corporate power and authority to enter into the Underwriting Agreement, the Indenture and the Guarantees and to perform their obligations thereunder.

2.	The Underwriting Agreement, the Indenture and the Guarantees have been duly authorized, executed and delivered by each Guarantor organized under the laws of California and Massachusetts.

3.	The execution and delivery by the Company and the Guarantors of, and the performance by the Company and each of the Guarantors of their respective obligations under, the Underwriting Agreement, the Indenture and the Securities will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Guarantor pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to me, to which the Company or any Guarantor is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Guarantor is subject (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of any Guarantor, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to me, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Guarantor or any of their respective properties, assets or operations.

I am a member of the Bar of the State of New Jersey, and the foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

Davis Polk & Wardwell LLP may rely on this opinion as if an addressee hereon for the purposes of its opinion dated September 12, 2012 and delivered to you. I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement.

Verisk Analytics, Inc.	September 12, 2012

Very truly yours,

/s/ Kenneth E. Thompson

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